LEONARD W. BURNINGHAM
                              LAWYER
                    HERMES BUILDING * SUITE 205
                       455 EAST FIFTH SOUTH
                  SALT LAKE CITY, UTAH 84111-3323
                      TELEPHONE (801) 363-7411
                         FAX (801) 355-7126
                      e-mail lwb@burninglaw.com



February 2, 2005

Ms. Melinda Kramer
U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549-0405


Re: Source Energy Corporation, a Utah corporation (the "Company") Registration Statement on Form S-4, filed December 15, 2004
     Commission File No. 333-121272


Dear Ms. Kramer:

     As counsel to the Company, I hereby request that the above-referenced registration statement be withdrawn, effective immediately.

     The comments raised in the Commission's comment letter dated January 14, 2005, will be addressed in the Company's periodic reports.

                                                Very Truly Yours,

                                                /s/ Leonard W. Burningham

                                                Leonard W. Burningham

cc: Source Energy Corporation